EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2017 First Quarter Results

•	Net Income of $27.4 Million Up 12.7%; EPS of $0.70 Up 14.8%

•	Reaffirms Full-Year Earnings Guidance

•	Announces New Stock Repurchase Plan

CLEVELAND, OHIO (October 26, 2016) - Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2017 sales and earnings for the three months ended September 30, 2016.
Net sales for the quarter were $624.8 million, a decrease of 2.7% compared with $641.9 million in the same quarter a year ago. The overall sales decrease for the quarter reflects a 2.4% increase from acquisition-related volume, offset by a 4.8% decrease in our underlying operations and a negative 0.3% foreign currency translation impact. Of the 4.8% decrease in underlying operations, 2.8% is attributable to sales in our upstream oil and gas subsidiaries with the remainder associated with sales in our traditional core operations. Net income for the quarter was $27.4 million, or $0.70 per share, compared with $24.3 million, or $0.61 per share, in the first quarter of fiscal 2016.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “We had a solid start to our fiscal year with positive impacts from operational improvements, restructuring activities and our Working Together, Winning Together approach to business - serving our customers, enhancing our value-add capabilities and delivering on our commitment to generate benefits for all Applied stakeholders.”

Balance Sheet and Liquidity
During the quarter, the Company purchased 65,000 shares of its common stock in open market transactions for $3.0 million. On October 24, the Board of Directors authorized the repurchase of up to an additional 1.5 million shares of the Company’s common stock - a plan that replaces the prior share repurchase plan. The shares may be purchased in open market and negotiated transactions. “This additional authorization reflects the Board’s continued confidence in the Company’s financial strength and strategic plan, and our ongoing commitment to generating increased shareholder value,” added Mr. Schrimsher.

Dividend
Mr. Schrimsher announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.28 per common share, payable on November 30, 2016, to shareholders of record on November 15, 2016.

Outlook
The Company maintained its full-year fiscal 2017 earnings guidance of between $2.40 and $2.60 per share on a sales change of negative 3.0% to up 1.0%.

Mr. Schrimsher concluded, “In the current industrial economic environment, we are committed to helping ourselves - through our business performance; expanding our product, service and solution offerings; and creating opportunities with new and existing customers. While we are maintaining our full-year earnings guidance, our bias is above the midpoint of our projected range. We do anticipate traditional seasonality coupled with fewer sales days in our second quarter, along with ongoing benefits from our restructuring activities. In addition, we expect some cost increases from our talent initiatives and technology investments as we move through fiscal 2017.”

Conference Call Information
Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 26. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-877-256-6029 or 1-303-223-4372 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8284 or 1-402-977-9140 (International) using passcode 21818766.

About Applied Industrial Technologies
Founded in 1923, Applied Industrial Technologies is a leading industrial distributor serving MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “anticipate,” “expect,” “will” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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CONTACT INFORMATION

INVESTOR RELATIONS
Mark O. Eisele
Vice President - Chief Financial Officer & Treasurer
216-426-4417

CORPORATE & MEDIA RELATIONS
Julie A. Kho
Manager, Public Relations
216-426-4483

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2016	2015
Net Sales	$ 624,848	$ 641,904
Cost of sales	446,518	460,892
Gross Profit	178,330	181,012
Selling, distribution and administrative,
including depreciation	135,112	139,986
Operating Income	43,218	41,026
Interest expense, net	2,146	2,187
Other (income) expense, net	(398)	1,004
Income Before Income Taxes	41,470	37,835
Income Tax Expense	14,099	13,544
Net Income	$ 27,371	$ 24,291
Net Income Per Share - Basic	$ 0.70	$ 0.61
Net Income Per Share - Diluted	$ 0.70	$ 0.61
Average Shares Outstanding - Basic	39,044	39,613
Average Shares Outstanding - Diluted	39,382	39,842

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) During the first quarter of fiscal 2017, we early adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting. As part of this adoption, the condensed consolidated cash flow statement for the three months ended September 30, 2015 has been restated resulting in an increase in net cash provided by operating activities and net cash used in financing activities of $0.5 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2016	2016

Assets
Cash and cash equivalents	$ 58,022	$ 59,861
Accounts receivable, less allowances of $11,628 and $11,034	347,286	347,857
Inventories	342,044	338,221
Other current assets	30,009	35,582
Total current assets	777,361	781,521
Property, net	106,283	107,765
Goodwill	205,537	202,700
Intangibles, net	181,465	191,240
Other assets	28,793	28,799
Total Assets	$ 1,299,439	$ 1,312,025

Liabilities
Accounts payable	$ 149,007	$ 148,543
Current portion of long-term debt	3,248	3,247
Other accrued liabilities	112,046	122,493
Total current liabilities	264,301	274,283
Long-term debt	301,771	324,583
Other liabilities	52,919	55,243
Total Liabilities	618,991	654,109
Shareholders' Equity	680,448	657,916
Total Liabilities and Shareholders' Equity	$ 1,299,439	$ 1,312,025

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended
	September 30,
	2016	2015

Cash Flows from Operating Activities
Net income	$ 27,371	$ 24,291
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	3,650	3,930
Amortization of intangibles	6,237	6,083
Amortization of stock appreciation rights and options	809	630
(Gain) loss on sale of property	(1,068)	90
Other share-based compensation expense	555	628
Changes in assets and liabilities, net of acquisitions	2,835	(23,012)
Other, net	1,475	2,450
Net Cash provided by Operating Activities	41,864	15,090
Cash Flows from Investing Activities
Property purchases	(2,999)	(3,112)
Proceeds from property sales	1,747	113
Acquisition of businesses, net of cash acquired	0	(11,250)
Net Cash used in Investing Activities	(1,252)	(14,249)
Cash Flows from Financing Activities
Net (repayments) borrowings under revolving credit facility	(22,000)	35,000
Long-term debt repayments	(838)	(681)
Purchases of treasury shares	(3,048)	(17,956)
Dividends paid	(10,943)	(10,745)
Tax shortfall from share-based compensation	0	(59)
Acquisition holdback payments	(4,444)	(7,857)
Taxes paid for shares withheld for equity awards	(987)	(502)
Exercise of stock appreciation rights and options	108	0
Net Cash used in Financing Activities	(42,152)	(2,800)
Effect of Exchange Rate Changes on Cash	(299)	(3,545)
Decrease in cash and cash equivalents	(1,839)	(5,504)
Cash and cash equivalents at beginning of period	59,861	69,470
Cash and Cash Equivalents at End of Period	$ 58,022	$ 63,966